Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation

Reports Second Quarter 2011 Results

OAK BROOK, IL (August 3, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the three and six months ended June 30, 2011.

Key Points

•

Funds From Operations (FFO) per common share was $0.06 for the second quarter of 2011, compared to $0.07 per share for the second quarter of 2010.  Adjusted for non-cash impairment charges, net of taxes, FFO per common share was $0.20 for the quarter ended June 30, 2011, compared to $0.22 per share for the prior year quarter.

•

Total portfolio leased occupancy was 94.4 percent and consolidated same store financial occupancy was 89.1 percent at June 30, 2011, representing increases of 200 basis points and 150 basis points, respectively, over occupancy rates one year ago.

•

Consolidated same store net operating income (NOI) increased 5.7 percent and 3.8 percent for the quarter and six months ended June 30, 2011, respectively, over the same periods last year.

•

Average base rent for new and renewal leases signed in the total portfolio increased 8.2 percent and 11.0 percent, respectively, over expiring rates for the quarter.

•

IRC-PGGM venture acquired a grocery-anchored center in a Chicago suburb for $19.8 million; IRC’s joint venture with Inland Private Capital Corporation (IPCC) acquired a retail portfolio of 16 single-tenant properties for $46.9 million and a portfolio of six Walgreens net-leased properties for $32.0 million during the quarter.

Financial Results for the Quarter

For the quarter ended June 30, 2011, Funds from Operations (FFO) available to common stockholders was $5.7 million, compared to $6.1 million for the second quarter of 2010.  On a per share basis, FFO was $0.06 (basic and diluted) for the quarter, compared to $0.07 for the second quarter of 2010.

For the second quarter of 2011, the Company recorded aggregate non-cash impairment charges, net of taxes, of $11.7 million related to its unconsolidated development joint venture project, North Aurora Towne Centre Phases I, II and III.  The impairment adjustment was necessary to reflect the property at its reduced fair value.  In addition, as a result of the reduced fair value of the property, the Company determined its investment in the joint venture was not recoverable and wrote down to zero its remaining investment balance.  By comparison, the Company recorded aggregate non-cash impairment charges of $12.5 million related to development joint venture projects for the second quarter of 2010.

FFO adjusted for impairment charges and other non-cash adjustments, net of taxes, was $17.5 million, compared to $18.7 million for the prior year quarter.  On a per share basis, FFO adjusted for those items was $0.20 (basic and diluted), compared to $0.22 for the second quarter of 2010.  The decrease in adjusted FFO for the quarter was primarily due to higher interest expense and decreased gains from sales of interests in properties through the IPCC joint venture, partially offset by increased rental income.

Net loss available to common stockholders for the second quarter of 2011 was $10.3 million, compared to $6.9 million for the second quarter of 2010.  On a per share basis, net loss available to common stockholders was $0.12 (basic and diluted), compared to a net loss of $0.08 for the prior year quarter.  Net loss for the quarter increased due to the same items that impacted adjusted FFO, as well as the aforementioned non-cash impairment charges and higher depreciation and amortization expense recorded in the quarter.

Financial Results for the Six Months Ended June 30, 2011

For the six months ended June 30, 2011, FFO available to common stockholders was $21.2 million, compared to $17.2 million for the same period in 2010.  On a per share basis, FFO for the six-month period was $0.24 (basis and diluted), compared to $0.20 for the six months ended June 30, 2010.

For the six months ended June 30, 2011, the Company recorded aggregate non-cash impairment charges, net of taxes, of $11.7 million, related to the North Aurora Towne Center development joint venture project.  By comparison, the Company recorded aggregate non-cash impairment charges, net of taxes, of $20.6 million related to unconsolidated development joint venture projects to reflect the investments at fair value for the same six-month period of 2010.

FFO, adjusted for impairment charges and other non-cash adjustments, net of taxes, was $33.4 million for the six months ended June 30, 2011, compared to $37.8 million for the same period of 2010.  On a per share basis, FFO adjusted for those items was $0.38 (basic and diluted), compared to $0.44 for the prior year period.

The decrease in adjusted FFO for the six-months ended June 30, 2011, was primarily due to higher interest expense, lower other income and decreased gains from sales of interests in properties through the IPCC joint venture, partially offset by increased rental revenue and joint venture fee income.

Net loss available to common stockholders for the six months ended June 30, 2011, was $11.7 million, compared to a net loss of $9.7 million for the same period of 2010.  On a per share basis, net loss available to common stockholders was $0.13 (basic and diluted), compared to $0.11 for the six months ended June 30, 2010.  Net loss increased due to the same items that impacted adjusted FFO, as well as the aforementioned non-cash impairment charges, higher depreciation and amortization expense, and the loss from change in control of Orchard Crossing.

Reconciliations of FFO and adjusted FFO to net loss available to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO per share and FFO, adjusted per share to net loss available to common stockholders per share, are provided at the end of this press release.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes recorded in comparable periods, in order to present the performance of its core portfolio operations.

“We continue to move forward on restoring portfolio performance and operations,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer.  “Through aggressive leasing and asset management strategies we produced healthy rent increases on new and renewal leases again this quarter, as well as gains in year-over-year occupancy and same store net operating income.

“We have also made material progress on our joint ventures. At June 30th, our IRC-IPCC joint venture met the high end of its annual objective of $100 million in acquisitions. As well, our joint venture with PGGM has completed nearly $85 million in new property purchases since inception. Through these aligned business enterprises we have generated over $1.9 million in fee income for the first half of this year as well as grown our operating platform.”

Portfolio Performance

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and six-month periods during each year.  A total of 111 of the Company’s investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income (NOI) is a supplemental non-GAAP measure used to monitor the performance of the Company’s investment properties.  A reconciliation of same store NOI to net loss available to common stockholders, calculated in accordance with U.S. GAAP is provided in the Company’s supplemental information.

Consolidated portfolio same store NOI was $25.0 million for the quarter and $48.6 million for the six months ended June 30, 2011, representing increases of 5.7 percent and 3.8 percent, respectively, over the prior year periods.  The increases were primarily due to income from new leases signed, the expiration of abatement periods for certain new tenants, and the recovery of a higher percentage of property operating expense from tenants within the same store portfolio.

As of June 30, 2011, same store financial occupancy for the consolidated portfolio was 89.1 percent, compared to 87.6 percent as of June 30, 2010, and 88.8 percent as of March 31, 2011.

Leasing

For the quarter ended June 30, 2011, the Company executed 87 leases within the total portfolio aggregating 478,686 square feet of gross leasable area (GLA).  This included 53 renewal leases comprising 375,391 square feet of GLA with an average rental rate of $11.67 per square foot and representing an increase of 11.0 percent over the average expiring rent.  Twelve new leases and 22 non-comparable leases aggregating 103,295 square feet of GLA were signed during the quarter.  New leases executed during the quarter had an average rental rate of $12.51 per square foot, an increase of 8.2 percent over the expiring rent; the non-comparable leases were signed with an average rental rate of $13.59 per square foot.  Non-comparable leases represent leases signed for expansion square footage or for space in which there was no former tenant in place for one year or more.  On a blended basis, the 65 new and renewal leases signed during the quarter had an average rental rate of $11.75 per square foot, representing an increase of 10.7 percent over the average expiring rent.  The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 94.4 percent as of June 30, 2011 and as of March 31, 2011, compared to 92.4 percent as of June 30, 2010.  Financial occupancy for the total portfolio was 89.3 percent as of June 30, 2011 and as of March 31, 2011, compared to 88.4 percent as of June 30, 2010.  Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods.

EBITDA, Balance Sheet, Liquidity and Market Value

Earnings before interest, taxes, depreciation and amortization available to common stockholders (EBITDA), adjusted for non-cash impairments, was $31.2 million for the quarter, compared to $29.3 million for the second quarter of 2010.  For the six months ended June 30, 2011, EBITDA, adjusted for non-cash impairments was $60.3 million, compared to $59.1 million for the prior year period.  A definition and reconciliation of EBITDA and adjusted EBITDA to income (loss) from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 2.4 times for the quarter ended June 30, 2011, compared to 2.2 times for the prior quarter and 3.0 times for the second quarter of 2010.  The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company’s operating performance in that expenses that may not be indicative of operating performance are excluded.

During the quarter the Company worked with its bank lending group to amend and improve the terms of its existing credit agreements.  The Company entered into amendments which, among other things: (1) extend the maturity date of the Credit Agreements by one year to June 21, 2014, (2) reduce the spread between the interest rate on Company borrowings and the base rate applicable to a particular borrowing (for example, LIBOR) and (3) improve certain inputs related to the covenant compliance calculations.

As of June 30, 2011, the Company had an equity market capitalization of $784.4 million and total debt outstanding of $1.0 billion (including the pro-rata share of debt in unconsolidated joint ventures and full face value of convertible notes) for a total market capitalization of approximately $1.8 billion and a debt-to-total market capitalization of 56.2 percent.  Including the convertible notes, 66.4 percent of consolidated debt bears interest at fixed rates.  As of June 30, 2011, the weighted average interest rate on the fixed rate debt was 5.3 percent and the overall weighted average interest rate, including variable rate debt, was 4.6 percent.  The Company had $75.0 million outstanding on its $150 million unsecured line of credit facility at the end of the quarter.

Joint Venture Activity

On June 2, 2011, the IRC-PGGM joint venture closed its acquisition of Red Top Plaza, a 151,840-square-foot neighborhood shopping center located in Libertyville, a northern suburb of Chicago.  The center is anchored by SUPERVALU Inc.’s Jewel-Osco, the market-leading grocer in the Chicago area, and features a strong mix of national, regional and local retailers.  The venture purchased the center in an all-cash transaction for $19.8 million, excluding closing costs and adjustments.  The venture anticipates placing financing on the asset in the future.  Subsequent to the acquisition and according to the terms of the joint venture agreement, in June the Company contributed the Village Ten Center in Coon Rapids, MN to the venture with PGGM.

In April the Company contributed $22.2 million to its joint venture with IPCC to acquire, for $46.9 million, a retail portfolio of 16 single-tenant properties in nine states aggregating 107,962 square feet of gross leasable area (GLA) plus two ground leases. The properties are net-leased to national retailers operating in the fast food, pharmacy, casual dining, banking, telecommunications and general discount merchandise segments.  Simultaneous with the closing, the venture placed two, 5.4 percent fixed-rate, interest only, first mortgage loans totaling $24.7 million on the portfolio.  In addition, in June, the Company contributed $10.4 million to the IRC-IPCC venture to acquire, for $32.0 million, a portfolio of six free-standing retail properties, which are net-leased to Walgreens.  The stores range in size from 13,650 to 14,820 square feet of GLA and are located in six states across the United States.  In conjunction with the closing, the venture placed a 10-year, interest only loan with a fixed rate of approximately 5.5 percent in the amount of $21.6 million on the portfolio.  For the six months ended June 30, 2011, the IRC-IPCC joint venture has acquired retail assets with a purchase price aggregating $99.7 million.

The Company regularly reviews its investments in unconsolidated entities.  When circumstances indicate that there may have been a loss in value of an equity method investment, the Company evaluates the investment for impairment by assessing its ability to recover the investment from future expected cash flows.  With regard to its investment in the North Aurora Towne Centre development joint venture project, the Company has determined that there was a loss in value of the investment that is “other than temporary” as defined by the accounting literature.  Accordingly, in the second quarter the Company recorded aggregate non-cash impairment charges, net of taxes, of $11.7 million, an amount equal to its remaining investment in the North Aurora Towne Centre project, to reflect its investment at fair value.  The decrease in fair value was due to the recent economic down turn and the loss in value of vacant land.

Distributions

In May, June and July 2011, the Company paid monthly cash distributions to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on August 17, 2011, to common shareholders of record at the close of business on August 1, 2011.  The Company expects to continue to pay monthly cash distributions at the existing rate throughout 2011.

Guidance

For fiscal year 2011, the Company continues to expect FFO, adjusted per common share (basic and diluted) to range from $0.78 to $0.84, consolidated same store net operating income to range from flat to up 3 percent, and average total portfolio financial occupancy to range from 90 percent to 92 percent.

Conference Call/Webcast

Management will host a conference call to discuss the Company’s financial and operational results on Wednesday, August 3, 2011 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer, Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-877-317-6789 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-317-6789 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on August 18, 2011.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay pass code 10002052#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that as of the end of the quarter owned interests in 163 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three and six months ended June 30, 2011, is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented by our Form 10-Q filings.   These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets

June 30, 2011 and December 31, 2010

(In thousands except per share data)

	June 30, 2011 (unaudited)	December 31, 2010
Assets:

Investment properties:
Land	$358,822	345,637
Construction in progress	1,964	142
Building and improvements	1,029,170	999,723

	1,389,956	1,345,502
Less accumulated depreciation	338,240	326,546

Net investment properties	1,051,716	1,018,956

Cash and cash equivalents	7,867	13,566
Investment in securities	13,291	10,053
Accounts receivable, net	39,836	37,755
Investment in and advances to unconsolidated joint ventures	86,204	103,616
Acquired lease intangibles, net	41,894	38,721
Deferred costs, net	19,311	17,041
Other assets	13,275	15,133

Total assets	$1,273,394	1,254,841

Liabilities:

Accounts payable and accrued expenses	$38,824	34,768
Acquired below market lease intangibles, net	13,512	10,492
Distributions payable	4,218	4,139
Mortgages payable	498,142	483,186
Unsecured credit facilities	225,000	195,000
Convertible notes	111,091	110,365
Other liabilities	15,480	18,898

Total liabilities	906,267	856,848

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 88,834 and 87,838 Shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	888	878
Additional paid-in capital (net of offering costs of $65,662 and $65,322 at June 30, 2011 and December 31, 2010, respectively)	783,956	775,348
Accumulated distributions in excess of net income	(416,417)	(379,485)
Accumulated other comprehensive income	(453)	1,148

Total stockholders' equity	367,974	397,889

Noncontrolling interest	(847)	104

Total equity	367,127	397,993

Total liabilities and stockholders' equity	$1,273,394	1,254,841

INLAND REAL ESTATE CORPORATION

Consolidated Balance Sheets (continued)

June 30, 2011 and December 31, 2010

(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of June 30, 2011.  The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs.  The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.

	June 30, 2011 (unaudited)	December 31, 2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:

Investment properties:
Land	$23,413	7,292
Building and improvements	47,551	22,283

	70,964	29,575
Less accumulated depreciation	311	237

Net investment properties	70,653	29,338

Acquired lease intangibles, net	10,421	5,450
Other assets	135	403

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$81,209	35,191

Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Acquired below market lease intangibles, net	$2,477	-
Mortgages payable	46,351	19,353
Other liabilities	428	615

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$49,256	19,968

INLAND REAL ESTATE CORPORATION

Consolidated Statements of Operations

For the three and six months ended June 30, 2011 and 2010 (unaudited)

(In thousands except per share data)

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010
Revenues:
Rental income	$30,981	28,711	61,009	56,911
Tenant recoveries	9,915	9,436	23,944	22,103
Other property income	503	588	967	968
Fee income from unconsolidated joint ventures	1,338	876	2,500	1,507
Total revenues	42,737	39,611	88,420	81,489

Expenses:
Property operating expenses	6,407	6,116	16,672	16,228
Real estate tax expense	7,989	8,538	16,984	16,937
Depreciation and amortization	12,963	10,151	25,398	20,201
Provision for asset impairment	5,223	12,540	5,223	17,991
General and administrative expenses	3,757	3,597	7,480	6,827
Total expenses	36,339	40,942	71,757	78,184

Operating income (loss)	6,398	(1,331)	16,663	3,305

Other income	1,055	962	1,761	3,432
Loss on change in control of investment property	-	-	(1,400)	-
Gain on sale of joint venture interest	240	1,536	553	2,010
Interest expense	(11,078)	(6,997)	(22,034)	(14,784)
Loss before income tax benefit (expense) of taxable REIT subsidiaries, equity in loss of unconsolidated joint ventures and discontinued operations	(3,385)	(5,830)	(4,457)	(6,037)

Income tax benefit (expense) of taxable REIT subsidiaries	1,067	(655)	946	(621)
Equity in loss of unconsolidated joint ventures	(7,975)	(1,023)	(8,334)	(3,599)
Loss from continuing operations	(10,293)	(7,508)	(11,845)	(10,257)
Income from discontinued operations	5	661	222	751
Net loss	(10,288)	(6,847)	(11,623)	(9,506)

Less: Net income attributable to the noncontrolling interest	(30)	(89)	(66)	(162)
Net loss available to common stockholders	(10,318)	(6,936)	(11,689)	(9,668)

Other comprehensive expense:
Unrealized gain (loss) on investment securities	(178)	(185)	216	793
Reversal of unrealized gain to realized gain on investment securities	(779)	(713)	(1,162)	(1,543)
Unrealized gain (loss) on derivative instruments	(1,592)	-	(655)	61

Comprehensive loss	$(12,867)	(7,834)	(13,290)	(10,357)

Basic and diluted earnings available to common shares per weighted average common share:

Loss from continuing operations	$(0.12)	(0.09)	(0.13)	(0.12)
Income from discontinued operations	-	0.01	-	0.01
Net loss available to common stockholders per weighted average common share – basic and diluted	$(0.12)	(0.08)	(0.13)	(0.11)

Weighted average number of common shares outstanding – basic and diluted	88,656	85,419	88,259	85,383

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net loss available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges, net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

Net loss available to common stockholders	$(10,318)	(6,936)	(11,689)	(9,668)
Gain on sale of investment properties	-	(521)	(197)	(521)
Loss from change in control of investment property	-	-	1,400	-
Equity in depreciation and amortization of unconsolidated joint ventures	3,417	3,339	6,680	6,939
Amortization on in-place lease intangibles	1,926	568	3,378	1,134
Amortization on leasing commissions	381	252	718	526
Depreciation, net of noncontrolling interest	10,298	9,438	20,895	18,758

Funds From Operations available to common stockholders	5,704	6,140	21,185	17,168

Impairment loss, net of taxes:
Provision for asset impairment	5,223	12,540	5,223	17,991
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	7,824	-	7,824	2,498
Other non-cash adjustments	88	-	511	-
Provision for income taxes:
Tax (benefit) expense related to current impairment charges, net of valuation allowance	(1,368)	-	(1,368)	147

Funds From Operations available to common stockholders, adjusted	$17,471	18,680	33,375	37,804

Net loss available to common stockholders per weighted average common share – basic and diluted	$(0.12)	(0.08)	(0.13)	(0.11)

Funds From Operations available to common stockholders, per weighted average common share – basic and diluted	$0.06	0.07	0.24	0.20

Funds From Operations available to common stockholders, adjusted, per weighted average common share – basic and diluted	$0.20	0.22	0.38	0.44

Weighted average number of common shares outstanding, basic	88,656	85,419	88,259	85,383

Weighted average number of common shares outstanding, diluted	88,746	85,500	88,349	85,463

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended June 30, 2011	Six months ended June 30, 2010

Loss from continuing operations	$(10,293)	(7,508)	(11,845)	(10,257)
Loss from change in control of investment property	-	-	1,400	-
Net income attributable to noncontrolling interest	(30)	(89)	(66)	(162)
Income tax (benefit) expense of taxable REIT subsidiaries	(1,067)	655	(946)	621
Income from discontinued operations, excluding gains	5	140	25	230
Interest expense	11,078	6,997	22,034	14,784
Interest expense associated with discontinued operations	-	148	-	300
Interest expense associated with unconsolidated joint ventures	2,035	2,678	4,060	5,584
Depreciation and amortization	12,963	10,151	25,398	20,201
Depreciation and amortization associated with discontinued operations	-	199	4	400
Depreciation and amortization associated with unconsolidated joint ventures	3,417	3,339	6,680	6,939

EBITDA available to common stockholders	18,108	16,710	46,744	38,640

Provision for asset impairment	5,223	12,540	5,223	17,991
Provision for asset impairment included in equity in loss of unconsolidated joint ventures	7,824	-	7,824	2,498
Other non-cash adjustments	88	-	511	-

EBITDA available to common stockholders, adjusted	$31,243	29,250	60,302	59,129

Total Interest Expense	$13,113	9,823	26,094	20,668

EBITDA: Interest Expense Coverage Ratio	1.4 x	1.7 x	1.8 x	1.9 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.4 x	3.0 x	2.3 x	2.9 x